Exhibit 99.4

PERSONAL AND CONFIDENTIAL

RESTRICTED STOCK AWARD AGREEMENT

UNDER THE

AMSOUTH BANCORPORATION 2006

LONG TERM INCENTIVE COMPENSATION PLAN

You are hereby informed that on April 24, 2007 Regions Financial Corporation granted you an Award of Restricted Stock as specifically detailed in the enclosed Notice of Grant of Restricted Stock Award.

This Award was granted under the AmSouth Bancorporation 2006 Long Term Incentive Compensation Plan (the Plan), the terms and conditions of which are incorporated in this document by reference as if fully set forth herein. This document sets out some of the specific terms of your Award and constitutes the Award Agreement required by the Plan. You should retain it for future reference. You should also pay particular attention to the Plan and its prospectus since they set forth other provisions applicable to your Restricted Stock. References to defined terms in the Plan are capitalized in this Award Agreement. The prospectus for the Plan, the Plan document itself, and a Reference Outline provide you helpful information and explanations related to your grant. All of these documents are obtainable by logging on to Wealthviews. You should note that in the event of any conflict or inconsistency between the provisions of this Award Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan will control.

Unless you choose to include the value of your Restricted Stock Award in your current year tax return, there are no current year tax implications of this grant. If you decide to include the value of the Award in your current tax return, you must file a special so-called “Section 83(b) election” with the IRS within 30 days after the date of the Award. In deciding whether to make this election, you should note that the closing price of our common stock on the New York Stock Exchange on the date of your Award, April 24, 2007 was $35.07 per share. If you are considering doing this, you should consult the Prospectus and the Reference Outline on Restricted Stock for additional information. The prospectus contains, among other things, an explanation of certain federal income tax consequences and is current as of the date of the prospectus. However, since tax laws often change, you should consult your tax advisor for current information at any given time. You agree you will promptly notify the Company of any election that you make pursuant to Section 83(b) of the Internal Revenue Code.

The grant date of your Restricted Stock is April 24, 2007. The Period of Restriction begins on the grant date and ends on the third anniversary of the grant date, at which time all restrictions will lapse, the Award will be fully vested, and the shares will be released to your control. During the Period of Restriction, your Restricted Stock will be held in the Plan in book-entry form. Restrictions applicable to this grant are set forth in the Plan.

During the Period of Restriction, you will have the right to vote these shares and will receive any dividends declared on them. If at the end of the Period of Restriction you are still employed by Regions, and upon compliance with any other applicable requirements of the Plan, such as tax payment or withholding, the restrictions will lapse and the stock will be released to you as provided in the Plan.

Upon the lapse of restrictions you may elect to satisfy any federal tax withholding requirements in whole or in part by having shares withheld that would otherwise be released to you, to the extent and in the manner allowed by the Plan.

If, during the Period of Restriction, your employment with Regions is terminated for reasons other than death, Disability, retirement at or after age 55 with 10 years of service, or a Change in Control while you are employed, your Restricted Stock is forfeited. In the event of termination of your employment by retirement prior to November 30, 2007, your Restricted Stock will be forfeited. If you terminate employment with Regions during the Period of Restriction due to death or Disability, any restriction periods and restrictions imposed upon your Restricted Stock will lapse. In the event of termination of your employment by retirement at or after age 55 with 10 years of service on or after November 30, 2007 or upon the occurrence of a Change in Control while you are employed by the Company, unless otherwise specifically prohibited by applicable laws, rules or regulations, any restriction periods and restrictions imposed upon your Restricted Stock will lapse.

By signing the enclosed notice of grant, you acknowledge that you accept this grant of Restricted Stock on the terms and conditions set forth in this Agreement and you further acknowledge and agree as follows: (1) That this Agreement sets forth the entire agreement of Regions and you relating to the subject matter of this document and supersedes and replaces all prior agreements and understandings with respect to such subject matter; (2) that Regions and you have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein; (3) that no provision of this Agreement may be amended, modified or waived unless such amendment, modifications or waiver is authorized by the Compensation Committee of the Board of Directors and is agreed to in writing signed by an officer of the Corporation actually authorized to do so, and (4) that this Agreement is binding on the Company’s and your successors and assigns. You also agree that the Company, the Board and the Committee, in their oversight and conduct of the business and affairs of the Company, may in good faith cause the Company to act or fail to act in a way that prevents the restricted stock from vesting. This agreement is not intended to and will not be interpreted to impose any liability upon the Company, the Board, the Committee or any officer, agent or employee of the Company for any forfeiture of restricted stock that results from such action or omission.

I congratulate you on your award and thank you for your continued service to Regions!

REGIONS FINANCIAL CORPORATION

By:
Name:
Title:

Notice of Grant of Restricted Stock Award

Regions Financial Corporation ID: 63-0589368 Regions Center 1900 Fifth Avenue North Birmingham, AL 3S203

Option Number:

Plan:

ID:

Effective              you have been granted an award of          shares of Regions Financial Corporation common stock. These shares are restricted until the vest date(s) shown below.

The current total value of the award is

The total price of the award is $

The award will vest on the date shown.

Shares	Full Vest

By your signature below and the enclosed grant agreement, you and Regions agree that this award is granted under and governed by the terms and conditions of the AmSouth Bancorporetion 2006 Long Term Incentive Compensation Plan (available on the executive compensation web site at http://hrweb1/Webs/Executive) and the Option Agreement, which is enclosed and made a part of this document.

Date

Please sign one copy of this document and return to Executive Compensation, BAC-16 in the enclosed pre addressed interoffice envelope.